Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218042 on Form S-8, No. 333-215438 on Form S-3, No. 333-206023 on Form S-3, No. 333-204580 on Form S-3, No. 333-203822 on Form S-4, No. 333-197923 on Form S-8, and No. 333-205641 on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries, and the effectiveness of Genco Shipping & Trading Limited and subsidiaries’ internal control over financial reporting,  appearing in this Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

New York, New York

February 28, 2018